Selected Financial Data.                                            Exhibit 99.4

     The following selected supplemental consolidated statements of income for the years ended December 31, 1998, 1997 and 1996 and the supplemental consolidated balance sheet data as of December 31, 1998 and 1997 are derived from the audited supplemental consolidated financial statements of ATMI, Inc. ("ATMI" or the "Company"). The supplemental consolidated statements of income for the years ended December 31, 1995 and 1994 and the nine months ended September 30, 1999 and 1998 are derived from unaudited supplemental consolidated financial statements. The balance sheet data as of December 31, 1996, 1995 and 1994 and September 30, 1999 and 1998 is derived from unaudited consolidated financial statements. The unaudited supplemental consolidated financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. The data set forth below should be read in conjunction with the supplemental consolidated financial statements and notes thereto and other financial information included elsewhere in this Form 8-K/A.

                                                    Nine Months Ended
                                                       September 30,                   Fiscal Year Ended December 31,
                                                    -----------------                  ------------------------------
                                                     1999       1998       1998       1997       1996         1995       1994
                                                   --------   --------   --------   --------   --------     --------   ---------
                                                                         (in thousands, except per share data)
Consolidated Statements of Income:
  Revenues ....................................... $138,618   $131,654   $165,106   $192,012   $154,390     $115,984   $ 70,854
  Cost of revenues ...............................   66,583     66,925     83,419     92,561     73,673       56,780     36,900
                                                   --------------------------------------------------------------------------------
  Gross profit ...................................   72,035     64,729     81,687     99,451     80,717       59,204     33,954
  Operating expenses:
    Research and development .....................   13,494     12,577     16,630     14,336     12,314        7,892      4,755
    Selling, general and administrative ..........   41,360     42,841     56,523     60,593     48,435       37,162     22,034
    Merger costs and other expenses ..............    6,800 (6)  2,102 (1)  2,102 (1)  9,000 (2)  2,000 (3)        -          -
                                                   --------------------------------------------------------------------------------
      Total operating expenses ...................   61,654     57,520     75,255     83,929     62,749       45,054     26,789
                                                   --------------------------------------------------------------------------------
  Operating income ...............................   10,381      7,209      6,432     15,522     17,968       14,150      7,165
  Interest income (expense), net .................    2,360      1,517      2,487       (877)      (375)        (338)      (644)
  Other income (expense), net ....................      (11)       277        539        340         94         (474)     3,809 (5)
                                                   --------------------------------------------------------------------------------
  Income before income taxes and minority interest   12,730      9,003      9,458     14,985     17,687       13,338     10,330
  Income taxes ...................................    5,750      4,037      4,412      8,588      4,745        4,947      2,874
                                                   --------------------------------------------------------------------------------
  Income before minority interest ................    6,980      4,966      5,046      6,397     12,942        8,391      7,456
  Minority interest ..............................     (191)       (71)      (111)        (2)       151           10         12
                                                   --------------------------------------------------------------------------------
  Net income ..................................... $  6,789   $  4,895   $  4,935   $  6,395   $ 13,093 (4) $  8,401   $  7,468 (5)
                                                   ================================================================================
  Net income per share--assuming dilution ........ $   0.24   $   0.18   $   0.18   $   0.25   $   0.54 (4) $   0.36   $   0.33 (5)
                                                   ================================================================================
  Weighted average shares outstanding--assuming
   dilution ...................................... 28,256,000 27,374,000 27,423,000 25,660,000  24,318,000  23,051,000  22,561,000


                                                    September 30,                       December 31,
                                                    -------------                       ------------
                                                        1999        1998        1997        1996        1995        1994
                                                      --------    --------    --------    --------    --------    ---------
                                                                                   (in thousands)
Consolidated Balance Sheet Data:
  Cash, cash equivalents and marketable securities    $ 86,736    $ 86,169    $ 32,903    $ 35,966    $ 38,256    $ 19,030
  Working capital ................................     113,052     102,078      48,878      37,118      35,093      20,097
  Total assets ...................................     215,146     206,110     153,529     125,873     105,545      57,294
  Long-term debt, less current portion ...........       7,341      12,559      19,763      18,499      12,461       8,246
  Minority interest ..............................       1,037         846         595         545         535           6
  Total stockholders' equity .....................     163,784     152,720      83,303      66,049      54,661      26,963

(1) Includes costs of $1.7 million incurred in connection with completing the NOW acquisition and a $0.4 million charge relating to a restructuring charge for severance primarily at ATMI's EcoSys division.
(2) Costs incurred in investigating, analyzing and completing the ADCS Group and LSL acquisitions.
(3) Represents $2.0 million ($1.2 million, net of taxes) accrued in connection with patent litigation involving LSL, which resulted in a settlement payment in May 1997.
(4) Net income and net income per share--assuming dilution in 1996 include the effect of the ADCS Group's treatment as an S-Corporation for a portion of the year. If the ADCS Group had been taxed as a C-Corporation for all of 1996, the Company's net income and net income per share--assuming dilution would have been approximately $11.6 million and $.48, respectively, for the year ended December 31, 1996.
(5) Net income and net income per share--assuming dilution in 1994 include a non-recurring gain of approximately $3.6 million, or $0.16 per share-- assuming dilution, related to the restructuring of a joint venture and costs incurred in the acquisition of The Vector Technical Group, Inc.
(6) Merger related costs incurred in connection with the Delatech, ACSI, and TeloSense acquisitions.

               Management's Discussion and Analysis of Financial Condition and Results of Operations.

     Overview

     ATMI, Inc. is a leading supplier of materials and equipment used in the manufacture of semiconductor devices. Our specific focus is proprietary and patented products that are used in the manufacture of the thin films that are deposited on semiconductor wafers to make them functional as complex devices. Over the last four years, we have achieved a leadership position in each of our target markets by providing a more complete line of products than our competitors. Our strategy is to continue our growth through product line expansion in each of our existing markets and to leverage our core technology to create new high growth businesses. Our customers include most of the leading semiconductor manufacturers in the world. We currently provide:

 .    a broad range of ultrahigh-purity semiconductor materials;
 .    semiconductor materials packaging and delivery systems that bring materials to the processing equipment;
 .    sensors for the workplace and environment that detect materials as they move through the workplace;
 .    point-of-use environmental equipment that abates materials; and
 .    specialty thin film deposition services that provide coated wafers directly to our customers.

     We have organized our operations along two business segments: ATMI Materials and ATMI Technologies. ATMI Materials provides all of ATMI's products that are used in the semiconductor manufacturing process and the packaging and delivery systems that are used to get them there. ATMI Technologies provides products that sense and environmentally control these materials while also providing manufacturing services to those end users that do not wish to perform certain thin film manufacturing processes in-house. ATMI Technologies is also responsible for ATMI's venture and government contracting activities.

     ATMI's products are sold under a number of brand names as a result of its strategy of rapid growth through a combination of internal development and the acquisition of complementary product lines. Key products developed internally are: the SDS gas delivery system, which stores dangerous gases as solids in cylinders, providing increased safety and substantially greater operating efficiencies; the VaporSource liquid delivery system and a number of related next generation thin film materials; several products that now comprise the Ecosys environmental equipment business; and the Emosyn line of smart card integrated circuits based on a proprietary materials and design methodology. Recently acquired product lines include: the NOWPak and Newform high performance packaging and dispensing systems; the ACSI photolithography stripping and chemical mechanical processing materials, the Delatech line of environmental abatement equipment; and the MST and Telosense lines of materials sensing devices.

     We believe this portfolio of products makes ATMI a leader in its marketplace. We believe that we have the unique ability to deliver complete "materials solutions" to our customers, i.e. specialty materials, systems that deliver them to the processing equipment, devices that measure their presence in the workplace and the environment and equipment that removes them from the environment.

     Management's Discussion and Analysis of Financial Condition and Results of Operations give retroactive effect to the acquisitions of NewForm and MST (which commenced its operations January 3, 1997) which have been accounted for using the pooling of interests method.

Results of Operations

     The following table sets forth, for the periods indicated, certain items from the Company's supplemental consolidated statements of income expressed as a percentage of total revenues:

                                                               Percentage of  Total Revenues
                                                               -----------------------------
                                              Nine Months Ended
                                                September 30,        Fiscal Year Ended December 31,
                                              -----------------      ------------------------------
                                                   1999        1998        1998        1997        1996
                                                  ------      ------      ------      ------      ------
Revenues ......................................... 100.0       100.0       100.0       100.0       100.0
Cost of revenues .................................  48.0        50.8        50.5        48.2        47.7
                                                   -----------------------------------------------------
Gross profit .....................................  52.0        49.2        49.5        51.8        52.3
Operating expenses:
 Research and development ........................   9.7         9.6        10.1         7.5         8.0
 Selling, general and administrative .............  29.8        32.5        34.2        31.6        31.4
 Merger related costs and other expenses .........   4.9         1.6         1.3         4.7         1.3
                                                   -----------------------------------------------------
  Total operating expenses .......................  44.4        43.7        45.6        43.8        40.7
                                                   -----------------------------------------------------
Operating income .................................   7.6         5.5         3.9         8.0        11.6
Interest income (expense), net ...................   1.7         1.2         1.5        (0.5)       (0.2)
Other income, net ................................     -         0.2         0.3         0.2         0.1
                                                   -----------------------------------------------------
Income before income taxes and minority interest .   9.3         6.9         5.7         7.7        11.5
Income taxes .....................................   4.1         3.1         2.7         4.5         3.1
                                                   -----------------------------------------------------
Income before minority interest ..................   5.2         3.8         3.0         3.2         8.4
Minority interest ................................  (0.1)       (0.1)       (0.1)          -         0.1
                                                   -----------------------------------------------------
Net income .......................................   5.1         3.7         2.9         3.2         8.5
                                                   =====================================================

  Comparison of Nine Months Ended September 30, 1999 and 1998

     Revenues. Total revenues increased 5.3% to approximately $138.6 million in the nine months ended September 30, 1999 from approximately $131.7 million in the same period in 1998. The increase in revenues was primarily attributable to the semiconductor industry's recovery, particularly for consumable products. There were significant gains in the Materials segment related to the Company's SDS, NOW dispensing and packaging products and ADCS chemical product lines for the nine months ended September 30, 1999 as compared to the same period in the prior year. Product revenues driven by capital equipment spending declined after a first quarter 1998 peak until the second quarter of 1999 where revenues have again begun to increase.

     Gross Profit. Gross profit increased 11.3% to approximately $72.0 million in the nine months ended September 30, 1999 from approximately $64.7 million in the nine months ended September 30, 1998. As a percentage of revenues, gross margin increased to 52.0% for the nine months ended September 30, 1999 from 49.2% of revenues in the same period in 1998. This increase was due principally to margin growth related to efficiencies from increased sales and a change in product mix of SDS, NOW dispensing and packaging system and ADCS chemical product lines.

     Research and Development Expenses. Research and development expenses increased 7.3% to approximately $13.5 million for the nine months ended September 30, 1999 from approximately $12.6 million for the nine months ended September 30, 1998. Increased efforts to expand SDS technology beyond ion implant applications into CVD, etch, and bulk gas delivery, and continued product development activities within the Materials segment and the Emosyn business resulted in growth of the research and development efforts. As a percentage of revenues, research and development expenses increased to 9.7% for the nine months ended September 30, 1999 from 9.6% for the same period in 1998.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased 3.5% to approximately $41.4 million for the nine months ended September 30, 1999 from approximately $42.8 million, in the same period in 1998. The decrease in the 1999 period was primarily due to decreased administrative costs and cost-savings resulting from the integration of recent business acquisitions. As a percentage of revenues, these expenses decreased to 29.8% in the nine months ended September 30, 1999 from 32.5% for the nine months ended September 30, 1998.

     Merger Related Costs and Other Expenses. The nine months ended September 30, 1999 operating results include merger and related costs of approximately $6.8 million, including $2.4 million of investment banker fees, legal and accounting fees in connection with the investigation, analysis and May 1999 closing of the TeloSense, Delatech and ACSI transactions. The acquisition of Delatech also resulted in a $4.4 million asset impairment charge during the second quarter of 1999 for inventory ($1.0 million) and goodwill ($3.4 million) associated with certain existing EcoSys product lines which were determined to be impaired. The nine months ended September 30, 1998 operating results include merger and related costs of approximately $1.7 million, in connection with the August 1998 acquisition of NOW Technologies and $0.4 million for a reduction in workforce at the EcoSys business in the third quarter of 1998.

     Other Income, Net. Other income, net, increased to approximately $2.3 million for the nine months ended September 30, 1999 from $1.8 million for the nine months ended September 30, 1998. The increase in the 1999 period related to a significant increase in interest income due to increased cash levels on hand during the first quarter of 1999 compared to the first quarter of 1998. These increased cash levels resulted from the public offering that was completed at the beginning of the second quarter of 1998. Increased interest rate levels in the current year have also resulted in increased interest income. Interest expense has declined in the current year due to lower levels of debt outstanding at September 30, 1999 compared to September 30, 1998.

     Income Taxes. Income tax expense for the nine months ended September 30, 1999 was $5.8 million, which was an increase from $4.0 million for the same period in 1998. The differences between the consolidated effective income tax rate and the U.S. Federal statutory rate are primarily attributed to state and foreign income taxes and the effects of certain non-deductible merger related costs.

     Earnings per Share. Earnings per share-basic increased to $0.26 for the nine months ended September 30, 1999 as compared to $0.19 for the nine months ended September 30, 1998. Earnings per share-basic in the 1999 period reflects a 4.0% increase in the weighted average shares outstanding to approximately $26.4 million from approximately $25.4 million in the nine months ended September 30, 1998. Earnings per share-assuming dilution, increased to $0.24 for the nine months ended September 30, 1999 as compared to $0.18, for the nine months ended September 30, 1998. Earnings per share-assuming dilution in the 1999 period reflects a 3.2% increase in weighted average shares outstanding to approximately
28.3 million for the nine months ended September 30, 1999 from approximately
27.4 million in the nine months ended September 30, 1998.


Comparison of Fiscal Years Ended December 31, 1998, 1997, and 1996

     Revenues. Revenues decreased 14% to $165.1 million in 1998 from $192.0 million in 1997, following an increase of 24.4% in 1997 from $154.4 million in 1996. Soft market conditions in 1998, evidenced by a decline in semiconductor unit demand in the second and third quarters of 1998 and a significant reduction in semiconductor equipment spending during most of 1998, were the primary causes of the revenue decline when comparing 1998 with 1997. The growth in revenues from 1996 to 1997 was driven primarily by a substantial increase in SDS product sales, increased market penetration particularly within the environmental equipment and specialty materials product lines, and healthy overall growth in the semiconductor industry in 1997. An additional component of the 1997 growth was the initial product sales of the recently acquired MST business which was in its first year of operation as MST Analytics, Inc.

     Gross Profit. Gross profit decreased 17.9% to $81.7 million in 1998 from $99.5 million in 1997. Gross margin decreased to 49.5% of revenues in 1998 from 51.8% of revenues in 1997, primarily as a result of less efficient fixed cost absorption attendant to the decrease in revenues experienced in 1998, particularly within the EcoSys, Epitronics and NOW product lines. Volume declines within the ACSI product lines, driven by the softening semiconductor industry conditions, also contributed to the reduction in gross margins in 1998.

     Gross profit increased 23.2% to $99.5 million in 1997 from $80.7 million in 1996. Gross margin decreased slightly to 51.8% of revenues in 1997 from 52.3% of revenues in 1996. This decrease in gross margin was caused in part by the relocation of manufacturing equipment used in the silicon epi business and duplicate facility costs during the first half of 1997, the lower selling prices to end-user customers of ADCS product lines and the fact that the SDS revenue stream was a smaller but higher margin royalty stream in 1996. Margin decreases were offset by the revenue growth and product mix shift in the Ecosys business in 1997.

     Research and Development Expenses. Research and development expenses increased 16.0% to $16.6 million in 1998 from $14.3 million in 1997, and increased 16.4% in 1997 from $12.3 million in 1996. The 1998 increase was primarily due to the development efforts to extend the SDS technology beyond ion implant applications into CVD, etch and bulk gas delivery, development of new chemical mechanical polishing ("CMP") materials, increased research efforts to expand the Company's sensing and monitoring product lines, and product development activities within the Company's Emosyn division. The 1997 increase was primarily due to increased staffing for several development efforts related to the Company's advanced thin film technology and applications, including CMP.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased 6.7% to $56.5 million in 1998 from $60.6 million in 1997, and increased 25.1% in 1997 from $48.4 million in 1996. The 1998 decrease was primarily due to a significant reduction in executive compensation paid to members of management of the Delatech, ACSI and TeloSense businesses due to weaker operating performance in 1998, a decrease in executive compensation, and a reduction of administrative costs resulting from reductions in personnel, and decreased commissions on lower product revenues. The 1998 decrease was partially offset by the expenses incurred in ramping the MST operations throughout the year. ATMI's variable selling costs grew in 1997 in line with the Company's revenue growth from 1996 levels. ATMI also added administrative staff in 1997 as compared to 1996 to support revenue growth and incurred increased costs related to the businesses acquired in 1997 and incurred initial costs in starting the MST operation.

     Merger Related Costs and Other Expenses. The 1998 and 1997 operating results include merger related charges of $1.7 million and $9.0 million, respectively, related to the costs incurred in completing the NOW acquisition in 1998 and the ADCS Group and LSL acquisitions in 1997. The 1996 operating results included a one-time charge of $2.0 million in connection with patent litigation involving LSL, which resulted in a settlement payment in May 1997. Additionally, in the third quarter of 1998 the Company recorded approximately $0.4 million of non- recurring charges related to workforce reductions in the EcoSys business, and an increase of approximately $0.9 million in general business reserves, deemed necessary by the weakness in the semiconductor industry in 1998, which was recorded in cost of sales, selling, general and administrative expenses.

     Other Income (Expense), Net. Other income, net increased 143.1% to $3.0 million in 1998 from $1.7 million in 1997 and $1.7 million in 1996. The 1998 increase in interest income was a direct result of the increased cash and marketable securities that resulted from the Company's public offering in the first quarter of 1998. Interest expense decreased 34.0% to $1.7 million in 1998 from $2.6 million in 1997, and increased 24.2% in 1997 from $2.1 million in 1996. The 1998 decrease was due to a conversion of outstanding debt at ACSI into equity in late 1997 and lower overall debt balances outstanding during 1998, as capital lease lines were paid down and certain high-interest rate debt was retired. Interest expense was higher in 1997 than 1996, due primarily to increased borrowings under capital lease lines and increased bank borrowings by ACSI.

     Income Taxes. Income tax expense decreased 48.6% to $4.4 million in 1998 from $8.6 million in 1997, and increased 81.0% in 1997 from $4.7 million in 1996. The effective income tax rate decreased to 46.6% in 1998 from 57.3% in 1997 and increased from 26.8% in 1996. ATMI's income tax expense related primarily to United States federal and state tax liabilities, which were partially offset by various foreign sales corporation benefits and research and development credits. The 1998 effective tax rate of 46.6% was higher than statutory rates because no tax benefit was taken for the $1.7 million of merger costs related to the NOW acquisition and no tax benefit was recognized for operating losses sustained by ACSI in 1998. The significant increase in 1997 to a level above statutory rates was due in part to the 1997 operating results including the $9.0 million for merger costs related to the ADCS Group and LSL acquisitions for which no tax benefit was taken. The 1996 effective rate is below statutory rates because ADCS, prior to acquisition, was an S-corporation for a portion of the 1996 tax year.

     Minority Interest. Minority interest represents the 30% interest held by K.C. Tech Co., Ltd. ("K.C. Tech") in the operations of ADCS-Korea a South Korean chusik hoesa, which is a joint venture established to manufacture, sell and distribute chemicals to the semiconductor and related industries in South Korea.

     Earnings Per Share. Earnings per share-basic, decreased to $0.19 per share in 1998 from $0.27 in 1997, which had decreased from $0.58 per share in 1996. Earnings per share-basic in 1998 reflects a 8.6% increase in weighted average shares outstanding to approximately 25.6 million from 23.6 million in 1997, which increased 40.4% from 22.7 million in 1996. Earnings per share, assuming dilution, decreased to $0.18 per share in 1998 from $0.25 in 1997, which had declined from $0.54 per share in 1996. Earnings per share assuming dilution in 1998 reflects a 6.9% increase in weighted average shares outstanding to approximately 27.4 million from 25.7 million in 1997, which increased 5.5% from
24.3 million in 1996.

Segment Data

     During 1998, the Company adopted FASB Statement No. 131 Disclosure About Segments of an Enterprise and Related Information. ATMI has two segments-ATMI Materials and ATMI Technologies. ATMI Materials provides all of ATMI's products that are used in the semiconductor manufacturing process and the packaging and delivery systems that are used to get them there. ATMI Technologies provides products that sense and environmentally control semiconductor materials while also providing manufacturing services to those end users that do not wish to perform certain thin film manufacturing processes in-house. ATMI Technologies is also responsible for ATMI's venture and government contracting activities. The reportable segments are each managed separately because they manufacture and distribute distinct products with different production processes.

     The Company evaluates performance and allocates resources based on operating profit or loss, not including interest and other income or expense and income taxes. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in ATMI's Supplemental Consolidated Financial Statements. Intercompany sales are not material among segments or operating divisions. The general corporate assets include primarily cash and marketable securities, goodwill and other long-lived assets of the Company.

The following tables provide reported results for each of these segments:

                                Nine Months Ended September 30,          Year Ended December 31,
                                -------------------------------          -----------------------
Revenues                             1999             1998           1998          1997          1996
--------                             ----             ----           -----         ----          ----
ATMI Materials ..............      $ 68,462,000    $ 54,681,000  $ 71,279,000  $ 83,060,000  $ 61,935,000
ATMI Technologies ...........        70,156,000      76,973,000    93,827,000   108,952,000    92,455,000
                              ---------------------------------------------------------------------------
Consolidated Revenues              $138,618,000    $131,654,000  $165,106,000  $192,012,000  $154,390,000
                              ===========================================================================

                                 Nine Months Ended September 30,           Year Ended December 31,
                                ---------------------------------          -----------------------
Operating Income (Loss)               1999             1998            1998          1997          1996
-----------------------               ----             ----            ----          ----          ----
ATMI Materials ..............       $14,548,000      $ 7,752,000   $11,373,000   $17,757,000   $10,466,000
ATMI Technologies ...........         2,633,000        1,559,000    (2,839,000)    6,765,000     9,502,000
Merger related costs and
 other expenses .............        (6,800,000)      (2,102,000)   (2,102,000)   (9,000,000)   (2,000,000)
                              ----------------------------------------------------------------------------
Consolidated Operating
 Income                             $10,381,000      $ 7,209,000   $ 6,432,000   $15,522,000   $17,968,000
                              ============================================================================

Identifiable Assets                   September 30,         December 31,
-------------------                   -------------         ------------
                                          1999           1998          1997
                                      -------------  ------------  ------------
ATMI Materials ...................     $ 56,285,000  $ 45,166,000  $ 39,725,000
ATMI Technologies ................       73,983,000    73,321,000    78,547,000
General Corporate Assets .........       84,878,000    87,623,000    35,257,000
                                    -------------------------------------------
Total Consolidated Assets              $215,146,000  $206,110,000  $153,529,000
                                    ===========================================

                                 Nine Months Ended September 30,           Year Ended December 31,
                                ---------------------------------          -----------------------
Consolidated Net Income               1999             1998            1998          1997          1996
-----------------------               ----             ----            ----          ----          ----

Operating Income from
 reportable segments ........       $10,381,000      $ 7,209,000   $ 6,432,000   $15,522,000   $17,968,000

Other Profit or (Loss) ......         2,158,000        1,723,000     2,915,000      (539,000)     (130,000)
Income Taxes (Provision) ....        (5,750,000)      (4,037,000)   (4,412,000)   (8,588,000)   (4,745,000)
                                ---------------------------------------------------------------------------
Consolidated Net Income             $ 6,789,000      $ 4,895,000   $ 4,935,000   $ 6,395,000   $13,093,000
                                ===========================================================================


Business Segments Results

ATMI Materials

     Revenues in the Materials segment for the nine months ended September 30, 1999 increased 25.2% from 1998 levels. An increase in semiconductor unit demand during the period led to a significant increase in sales of ATMI Materials' product sales. The 1999 growth in Materials was spurred by stronger industry conditions and increased market penetration particularly related to the SDS and the NOW packaging product lines. In 1998, revenues in this segment declined 14.2% from 1997 levels, which had increased 34.1% from 1996 levels. A decline in semiconductor unit demand during the second and third quarters of 1998 slowed sales of many of ATMI Materials' product offerings. During the fourth quarter of 1998, semiconductor unit demand began to rebound and caused sequential revenue growth in the Materials segment into the first quarter of 1999. The 1997 Materials sequential revenue growth was spurred by stronger industry conditions and increased market penetration, particularly related to the SDS and NOW product lines.

     Operating income in the Materials segment for the nine months ended September 30, 1999 increased 87.7% from the same period in 1998. This increase reflects the gains made due to the improved market conditions within the industry and increased market share penetration during 1999. The significant revenue increase in 1999 combined with stronger margins and cost containment initiatives resulted in higher operating income within the segment. Operating income, as a percentage of revenues, was 21.2% and 14.2% for the nine months ended September 30, 1999 and 1998, respectively.

     Operating income in the Materials segment declined 36.0%% in fiscal 1998 from 1997 levels, which had increased 69.7% from 1996 levels. The revenue decline in 1998 reduced gross margins within the segment and, combined with an increase in R&D spending, drove the operating income decline. Alternatively, the revenue growth in 1997 when compared to 1996 increased gross margins and generated higher operating profitability. Operating income, as a percentage of revenues, was 16.0%, 21.4% and 16.9% for 1998, 1997 and 1996, respectively.

ATMI Technologies

     Revenues in the Technologies segment for the nine months ended September 30, 1999 decreased 8.9% from 1998 levels. Overall revenues in the Technologies segment in 1998 declined 13.9% from 1997 levels, which had increased 17.8% from 1996 levels. Semiconductor manufacturing capacity expansion came to a virtual standstill during 1998, which caused a significant decline in revenues within the EcoSys and Epitronics businesses. Although revenue levels for the nine months ended September 30, 1999 trail the comparable period of 1998, semiconductor manufacturing capacity expansion began to rebound in 1999 leading to improved sales at EcoSys (including the Delatech, Telosense and MST product lines) and Epitronics.

     Operating income within the Technologies segment improved to $2.6 million in the nine months ended September 30, 1999 compared to a $1.6 million for the same period in 1998. The income increase was attributable to the improvement in both EcoSys' and Epitronics product margins due to revenue growth and a favorable product mix shift along with an improvement in profitability of various contract programs. For the nine months ended September 30, 1999, operating income improved 68.9% from 1998 levels. Investments in research and product development within EmoSyn and other ATMI Ventures are reflected in the operating income of the Technologies segment.

     Operating income declined to a loss of $2.8 million in fiscal 1998 compared to operating profit of $6.8 million in 1997. These losses were attributable to the severe decline in sale of EcoSys products, reduced Epitronics operating results caused by revenue declines on a relatively fixed cost base, and an increase in research and development efforts focused on the Company's Emosyn business and other new business ventures. In 1997, operating income declined by 28.8% from $9.5 million in 1996. The increased operating income generated through the growth of the EcoSys and Epitronics businesses was offset by losses incurred in the first year of MST operations, reduced profitability on government contracts and incremental investment in the Emosyn venture.

Corporate

     Corporate identifiable assets consist primarily of cash and marketable securities.

     Liquidity and Capital Resources

     To date, the Company has financed its activities through the sale of equity, its operations, external research and development funding, and various lease and debt instruments. The Company's working capital increased to $113.0 million at September 30, 1999 from $102.1 million at December 31, 1998 and $48.9 million at December 31, 1997.

     Net cash provided by operations was approximately $11.5 million during the nine months ended September 30, 1999, resulting primarily from improvements in working capital, as compared to cash provided from operations of $11.4 million during the same nine month period of 1998. The increase in cash flow from operations for the period ended September 30, 1999 relates primarily to the increase in net income and asset impairment charge partially offset by the increase in accounts receivable. The improvement in working capital for the nine months ended September 30, 1999 was primarily caused by a decrease in other assets, and increases in accounts payable, accrued expenses, and other liabilities. In 1998, operations provided cash of approximately $13.3 million. The $1.7 million of non-recurring transaction costs, expensed in the third quarter of 1998, reduced the cash generated from operations by approximately $1.1 million, as approximately $0.6 million remained unpaid at December 31, 1998. Net

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cash used in operations in 1997 was approximately $4.1 million. Additionally, the $9.0 million of merger related transaction costs, expensed in the fourth quarter of 1997, reduced the cash generated from operations by approximately $7.0 million, as approximately $2.0 million remained unpaid at December 31, 1997. In 1996, ATMI generated net cash from operations of $15.3 million, primarily due to the profitability of operations.

     The Company's investing activities included capital expenditures of $7.7 million, $15.0 million, $9.1 million and $14.7 million in the nine months ended September 30, 1999 and the years 1998, 1997 and 1996, respectively. The 1999 expenditures were made primarily to support the growth experienced at the Company's several manufacturing facilities. The 1998 expenditures primarily related to installation of additional manufacturing capacity in Danbury, Connecticut, San Jose, California and the Company's two Texas facilities. The 1997 expenditures included both the installation of SDS manufacturing capacity in the Danbury, Connecticut facility and an increase in epitaxial capacity in Epitronics' Arizona facilities. Capital expenditures for 1996 included final construction of Epitronics' manufacturing facility in Mesa, Arizona, as well as manufacturing expansion for EcoSys and ADCS-Korea, and laboratory construction for customer application work for EcoSys.

     Among other investing activities, in 1998 the Company invested approximately $47.9 million, net raised primarily from a public offering of its Common Stock, into marketable securities for future working capital requirements and potential merger and acquisition activities. In July 1997, the Company used $5.6 million to purchase four businesses that comprised the formation of MST Analytics, Inc. The Company sold $0.8 million in marketable securities, net in 1997, while in 1996, ATMI sold $3.6 million in marketable securities, net and made a $4.0 million payment in connection with the 1995 acquisition of the Guardian Systems product line.

     On July 15, 1997, MST Analytics, Inc. ("MST") acquired 100% of the outstanding capital stock of four operating companies (i) Environmental Monitoring Technology S.A. ("EMT"), a Swiss holding company which owns 100% of the stock of MST Measurement Systems, Inc. ("MST U.S."), based in Wheeling, Illinois; (ii) Micro-Sensor Technologie GmbH ("MST GmbH"), based in Munich, Germany; (iii) FPM Analytics, Inc. ("FPM"), based in Wheeling, Illinois; and
(iv) Sensoric GmbH ("Sensoric"), based in Bonn Germany ("four operating companies"). The aggregate purchase price for the four operating companies was $18.8 million which was composed of cash of $5.6 million, the issuance of MST's stock, and a two-year promissory note totaling $0.1 million.

     In April 1998, the Company completed a registered underwritten public offering of 5,428,000 shares of its common stock. Of such shares, 2,257,000 shares were sold by ATMI, and 3,171,000 shares were sold by certain stockholders of ATMI. ATMI received net proceeds from the offering of approximately $62.4 million.

     As of September 30, 1999, ATMI has financed a significant portion of its capital equipment purchases, particularly the silicon epitaxial capacity, through capital leases with approximately $4.6 million of capital lease obligations outstanding. During the first nine months of 1999 and the year 1998, the Company made payments on capital leases of approximately $1.7 million and $2.8 million, respectively. Financial institutions have also provided collateral-based loans for other equipment purchases. In the first nine months of 1999, the Company made $7.8 million of note payments and during 1998, the Company made payments on notes of approximately $6.7 million, with the most significant payment being the retirement of a mortgage on the Mesa, Arizona Epitronics facility. The Company's NOW business has an industrial revenue bond arrangement outstanding in the amount of $2.4 million, which was used for equipment and improvements at its manufacturing facility and corporate office. At September 30, 1999, $10.5 million of loans, bonds and financing remained outstanding. Management believes that its debt service obligations can be adequately satisfied by cash flows from operations.

     ATMI believes its existing cash balances, marketable securities, existing sources of liquidity and anticipated funds from operations will satisfy its projected working capital and other cash requirements through at least the end of 2000. However, ATMI believes the level of financing resources available to it is an important competitive factor in its industry and may seek additional capital prior to the end of that period. Additionally, ATMI considers, on a continuing basis, potential acquisitions of technologies and businesses complementary to its current business. There are no present agreements with respect to any such acquisitions. However, any such transactions may affect ATMI's future capital needs.

     Operations Outside the United States

     For the nine months ended September 30, 1999 and the years ended December 31, 1998, 1997 and 1996, export sales outside the United States, including Asia and Europe, accounted for 30.3%, 31.9%, 30.0%, and 33.3%, respectively, of the Company's revenues. The Company anticipates its sales outside

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

the United States will continue to account for significant percentage of its revenues. The November 1999 acquisitions of MST and NewForm have increased ATMI European operations. In addition, the Company has a wholly-owned subsidiary in South Korea that manufactures and markets environmental abatement equipment in South Korea and a joint venture agreement with K.C. Tech pursuant to which it has a 70% interest in ADCS-Korea, a South Korean chusik hoesa, which manufactures, sells and distributes thin film materials to the semiconductor and related industries in South Korea.

  Year 2000 Compliance

     ATMI formed an internal compliance team to evaluate its internal information technology infrastructure and application systems ("IT Systems") and other non-IT infrastructure systems ("Non-IT Systems") to determine whether such systems will operate correctly with regard to the import, export, and processing of date information, including correct handling of leap years, in connection with the change in the calendar year from 1999 to 2000 (the "Year 2000 Issue"), and to evaluate the Year 2000 Issue with respect to the systems of third party partners and suppliers with which the Company has a material relationship ("Third Party Systems").

     ATMI completed an IT Systems inventory analysis and risk assessment. As previously planned and budgeted, the Company upgraded its core IT Systems to incorporate additional desired features and functionality including Year 2000 compliant operators. ATMI completed the necessary upgrades to make the recently acquired businesses Year 2000 compliant by December 31, 1999. In connection with such upgrades, the Company expects that its core IT Systems are Year 2000 compliant and no significant issues have arisen to date from the calendar change to January 2000. The Company does not expect that any additional costs of addressing the Year 2000 Issue for its IT Systems will have a material adverse impact on the Company's financial position and results of operations or cash flows.

     ATMI also completed a Non-IT System inventory analysis and risk assessment. As a result of the analysis, no remediation actions were required in order to be Year 2000 compliant. ATMI believes the number of Non-IT Systems is relatively small and therefore, does not expect that any additional costs of addressing the Year 2000 Issue for Non-IT Systems will have a material adverse impact on its operations or its financial position, results of operations or cash flows.

     ATMI completed a Third Party inventory and risk assessment and verified material Year 2000 compliance of Third Party Systems by December 31, 1999. ATMI believes the number of material Third Party Systems is relatively small. However, until Year 2000 compliance of all Third Party Systems is ascertained, the risk to ATMI's operations and any additional costs relating to such Third Party Systems is unknown. ATMI believes that any problems that might arise would involve Third Party Systems rather than its internal systems. The Company believes the majority of the risks associated with Year 2000 non-compliance have been averted as the calendar turned. Any further risk might be the partial shutdown of a supplier or strategic partner and its inability to provide supplies and services to the Company on a timely basis. A contingency plan addressing potential issues related to Third Party Systems had been developed and consisted of ensuring adequate levels of critical supplies used in the Company's manufacturing processes were on hand at the end of year 1999.

     ATMI tested its products for Year 2000 compliance and determined that all ATMI products currently available for sale have either successfully passed Year 2000 compliance testing or are not subject to Year 2000 compliance because such products do not import, export, or process date information in any manner.

     The Company incurred approximately $600,000 relating to inventory analysis and risk assessment of potential Year 2000 difficulties. The funds to cover the cost incurred were derived from general operations. The costs primarily related to desktop compliance and standardization to Year 2000 compliance. These Year 2000 expenditures were within the Company's planned organizational budgets and included the cost of reviewing of key operating systems. No IT Systems projects were deferred because of problems associated with the Year 2000 Issue.

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

     Forward-Looking Statements

     The statements contained in this report which are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, without limitation, statements by ATMI regarding financial projections, expectations for demand and sales of new and existing products, market and technology opportunities, business strategies, business opportunities, objectives of management for future operations and semiconductor industry, market segment growth and efforts to achieve Year 2000 compliance. In addition, when used in this report, the words "anticipate," "plan," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management are intended to identify forward- looking statements. All forward-looking statements involve risks and uncertainties. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements as a result of certain factors including, but not limited to, changes in the pattern of semiconductor industry growth, the markets for or customer interest in the products of ATMI, product and market competition, delays or problems in the development and commercialization of products, technological changes affecting the competencies of ATMI and unanticipated internal and/or third party delays or failures in achieving Year 2000 compliance. The cautionary statements made in this report should be read as being applicable to all related forward-looking statements wherever they appear in this report.

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